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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) dated March 20, 1997 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of PhoneTel Acquisition Corp. by Southcoast Capital Corporation or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)

                                      OF

                          COMMUNICATIONS CENTRAL INC.

                                      AT

                             $12.85 NET PER SHARE

                                      BY

                          PHONETEL ACQUISITION CORP.

                         A WHOLLY OWNED SUBSIDIARY OF

                          PHONETEL TECHNOLOGIES, INC.

     PhoneTel Acquisition Corp., a Georgia corporation (the "Purchaser") and a wholly owned subsidiary of PhoneTel Technologies, Inc., an Ohio corporation ("PhoneTel"), is offering to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), including the associated rights to purchase shares of Common Stock (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement (as defined below), of Communications Central Inc., a Georgia corporation (the "Company"), at a price of $12.85 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 20, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 16, 1997, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 14, 1997 (the "Merger Agreement"), by and among PhoneTel, the Purchaser and the Company. The Merger Agreement provides that, as soon as practicable after the completion of the Offer and satisfaction and waiver, if permissible, of all conditions to the Merger (as defined below), (i) in the event that PhoneTel, the Purchaser and any other subsidiaries of PhoneTel acquire in the aggregate at least 90% of the Shares, pursuant to the Offer or otherwise, then, at the election of PhoneTel, the Company will be merged with and into the Purchaser and the separate corporate existence of the Company will thereupon cease, or (ii) in the event that PhoneTel does not so elect or does not acquire at least 90% of the Shares, then the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will cease. The merger, as effected pursuant to clause (i) or (ii) of the immediately preceding sentence, is referred to herein as the "Merger," and such of the Purchaser or the Company as is the surviving corporation of the Merger is herein referred to as the "Surviving Corporation." At the effective time of the Merger, each Share then outstanding (other than Shares held by PhoneTel, the Purchaser or any other wholly owned subsidiary of PhoneTel and Shares held by shareholders who perfect dissenters' rights under Georgia law) will be converted into the right to receive $12.85 in cash, without interest thereon, or any higher price paid in the Offer. The Company has represented in the Merger Agreement that it has taken all action which may be necessary under a Shareholder Rights Agreement dated as of July 25, 1995 as amended as of March 13, 1997, between the Company and First Union National Bank of North Carolina, as Rights Agent (as amended, the "Rights Agreement") so that the execution of the Merger Agreement and any amendments thereto and the consummation of the transactions contemplated thereby, will not cause (i) PhoneTel and/or the Purchaser to become an Acquiring Person (as defined in the Rights Agreement), (ii) a Distribution Date, a Stock Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer, and (iii) the Rights Agreement to be applicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER
OF SHARES WHICH REPRESENTS AT LEAST SEVENTY-FIVE PERCENT (75%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ("MINIMUM CONDITION"), (ii) THE RECEIPT
BY PHONETEL OF FINANCING SUFFICIENT IN AMOUNT TO ENABLE IT AND THE PURCHASER
TO CONSUMMATE THE OFFER AND THE MERGER AND TO REFINANCE CERTAIN INDEBTEDNESS FOR BORROWED MONEY OF THE COMPANY AND TO PAY RELATED FEES AND EXPENSES ("FINANCING CONDITION") AND (iii) THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. AS USED IN THE HEREIN, "FULLY DILUTED BASIS" TAKES INTO ACCOUNT ISSUED AND OUTSTANDING SHARES AND SHARES SUBJECT TO ISSUANCE UNDER OUTSTANDING STOCK OPTIONS AND WARRANTS.

     Pursuant to the terms of the Merger Agreement, PhoneTel has deposited into escrow with First Union National Bank of Georgia, as Escrow Agent, $5 million in cash (the "Escrow Amount") to be held pending consummation of the Merger or earlier termination of the Merger Agreement. In the event that the Merger Agreement is terminated solely due to the failure of either (i) the Minimum Condition (provided at least 50.1% of the Shares outstanding on a fully diluted basis have been validly tendered and not withdrawn) or (ii) the Financing Condition (provided the Company has fulfilled its obligations with respect to rendering assistance in securing the financing necessary to satisfy the Financing Condition), then the Company shall be entitled to receive the entire Escrow Amount. In addition, the Merger Agreement provides that PhoneTel will pay to the Company an amount equal to the Company's reasonable legal fees and expenses incurred, as of the date of the termination of the Merger Agreement with respect to the Merger Agreement and the transactions contemplated thereby in certain circumstances, including, subject to certain exceptions, if (i) the Offer shall have expired without any Shares being purchased therein or (ii) the Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by May 19, 1997, and the sole reason for the Purchaser's failure to purchase Shares in the Offer is PhoneTel's failure to satisfy the Financing Condition (provided the Company has fulfilled its obligations with respect to rendering assistance in securing the financing necessary to satisfy the Financing Condition).

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to First Union National Bank of North Carolina (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for such Shares, regardless of any extension of the Offer or any delay in making such payment.

         Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (as defined in the Offer to Purchase) and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 18, 1997. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.

         Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager, at their respective locations and telephone numbers set forth below, and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares in connection with the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                           MACKENZIE PARTNERS, INC.

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                        Call Toll Free: (800) 322-2885

                     The Dealer Manager for the Offer is:

                        SOUTHCOAST CAPITAL CORPORATION

                                277 Park Avenue
                                  37th Floor
                           New York, New York 10172
                        Call Toll Free: (888) 696-7222
                        (212) 940-9330 (Call Collect)


March 20, 1997